Exhibit 2(E)

ING GLOBAL ADVANTAGE AND PREMIUM OPPORTUNITY FUND

DIVIDEND REINVESTMENT PLAN

PURPOSE

The purpose of the ING Global Advantage and Premium Opportunity Fund Dividend Reinvestment Plan (the “Plan”) is to provide shareholders of ING Global Advantage and Premium Opportunity Fund (the “Fund”) with a convenient and economical way to reinvest their cash dividends from the Fund in additional shares of the Fund (“Shares”).

ADMINISTRATION

The Plan is administered by The Bank of New York (the “Plan Agent”), which also serves as the Fund’s transfer agent and dividend disbursing agent. As Plan Agent, The Bank of New York acts as agent for Plan participants, purchases and holds Shares acquired under the Plan, keeps records, sends confirmations of account activity to participants, and performs other duties related to the Plan as provided herein.

IMPORTANT CONTACTS

Plan Agent:	Fund:
The Bank of New York	Shareholder Services Department
Telephone: (800) 992-0180

DEFINITIONS

In addition to terms otherwise defined herein, the following terms, when written with capitalized initial letters, will have the following meanings when used in this Plan.

“Plan Agent” means the entity that administers the Plan, currently, The Bank of New York.

“Beneficial Owner” means a shareholder that beneficially owns Shares that are registered in a name other than such shareholder’s name (for example, where Shares are held in the name of a broker, bank or other nominee).

“Dividend” means dividends and capital gain distributions, if any.

“Dividend Record Date” means a date established by the Fund upon which the Shareholders of Record on that day will be entitled to receive the next Dividend.

Exhibit 2(E)

“Dividend Reinvestment Date” means the date upon which Dividends paid to participants in the Plan are invested in additional Shares. Dividend Reinvestment Dates will be set by the Fund in advance. Participants can obtain a schedule of upcoming Dividend Reinvestment Dates by calling the Fund.

“DRIP” means Dividend Reinvestment.

“DRIP Pricing Period” means the period encompassing the Valuation Date and the prior trading day.

“Market Price” means the volume-weighted average sales price, per Share, as reported on the New York Stock Exchange Composite Transaction Tape as shown for any day on Bloomberg screen AQR.

“Open Market” means transactions occurring on the New York Stock Exchange, any other exchange or over-the-counter.

“Shareholder of Record” means a shareholder that owns Shares in his or her own name.

“Trading Day” means a day on which trades of the Shares are reported on the New York Stock Exchange.

“Valuation Date” means the date upon which it is determined, based upon the Market Price and the net asset value of Shares on such date, whether the Plan Agent will purchase Shares on the Open Market or the Fund will issue the Shares for the Plan.

PARTICIPATION

Unless the registered owner of Shares elects to receive cash by contacting the Plan Agent, all Dividends declared on Shares of the Fund will be automatically reinvested by the Plan Agent for shareholders in additional Shares of the Fund through the Plan. Shareholders who elect not to participate in the Plan will receive all Dividends and other distributions in cash paid by check mailed directly to the shareholder of record (or, if the Shares are held in street or other nominee name, then to such nominee) by the Plan Agent. Participation in the Plan is completely voluntary and may be terminated or resumed at any time without penalty by notice if received and processed by the Plan Agent prior to the Dividend record date; otherwise such termination or resumption will be effective with respect to any subsequently declared Dividend or other distribution. Participation in the Plan is open to any shareholder of the Fund. Under the Plan, a participant appoints the Plan Agent as his/her agent and directs the Fund to pay to the Plan Agent all of the participant’s cash Dividends, and directs the Plan Agent to purchase additional Shares of the Fund with such Dividends.

REINVESTMENT OF DIVIDENDS

Dividends paid to participants in the Plan will be reinvested in additional Shares on each relevant Dividend Reinvestment Date and will be credited to shareholder accounts as of that date.

Exhibit 2(E)

For a discussion of the source and price of shares purchased pursuant to the reinvestment of Dividends, see the section titled “Source and Price of Shares for the DRIP.”

NO INTEREST WILL BE PAID ON AMOUNTS HELD BY THE PLAN AGENT

PENDING INVESTMENT OR TO BE REFUNDED TO THE PARTICIPANT.

SOURCE AND PRICE OF SHARES FOR THE DRIP

Source of Shares

When the Fund’s Shares are Trading at a Premium

If the Market Price, plus the estimated fees to purchase the Shares, is equal to or exceeds the net asset value per Share on the Valuation Date, the Fund may issue the Shares to be acquired under the Plan.

When the Fund’s Shares are Trading at a Discount

If the Market Price, plus the estimated fees to purchase the Shares, is less than the net asset value per Share on the Valuation Date, the Plan Agent will purchase Shares on the Open Market through a bank or securities broker (including an affiliate of the Plan Agent) as provided herein. If the Market Price, plus estimated fees, exceeds the net asset value before the Plan Agent has completed its purchases, the Plan Agent will use reasonable efforts to cease purchasing Shares, and the Fund shall issue the remaining Shares.

The Fund may, without prior notice to participants, determine that it will not issue new Shares for purchase pursuant to the Plan, even when shares are trading at a Premium, in which case the Plan Agent will purchase Shares pursuant to the Plan on the Open Market.

Price of Shares

Shares Issued by the Fund

Shares issued by the Fund in connection with the reinvestment of Dividends will be acquired under the Plan on the relevant Dividend Reinvestment Date at the greater of (i) net asset value at the close of business on the Valuation Date, or (ii) the average of the daily Market Price of the Shares during the DRIP Pricing Period, minus a discount of 5%.

Shares Purchased on the Open Market

If some or all of the Shares are purchased on the Open Market, Shares purchased pursuant to the reinvestment of Dividends will be credited to the participant’s account at the weighted average price per share of all such shares purchased with respect to the relevant Dividend Reinvestment Date.

Exhibit 2(E)

When Shares are to be purchased on the Open Market, the Plan Agent will begin making purchases as soon as practicable on the day after the Valuation Date and in no event later than 6 business days after the Valuation Date, except where and to the extent necessary under any applicable federal securities laws or other government or stock exchange regulations. Shares will be applied to the Participant’s account as of the relevant Investment Date. The Plan Agent may commingle each participant’s funds with those of other participants for the purpose of executing purchases.

Dividend and voting rights on shares purchased in the Open Market will commence upon settlement, which is normally three business days after purchase. However, shares purchased in the Open Market within a period of three business days prior to and including a Dividend record date are considered purchased “ex-dividend” and therefore are not entitled to payment of that Dividend or voting rights.

Shares purchased on the Open Market will not be eligible for the discount to Market Price and are subject to such terms and conditions, including price and delivery, as the Plan Agent may accept.

The Fund reserves the right to reject any purchase.

REPORTS TO PARTICIPANTS; TAX IMPLICATIONS

Participants will receive an account confirmation after each transaction. Participants should retain these account confirmations to be able to establish the cost basis of shares purchased under the Plan for income tax and other purposes.

The automatic reinvestment of dividends will not relieve you of any income tax payable on the dividends. If shares are purchased at a discount from the market price, participants may have income equal to the discount. Please consult with your personal tax advisor.

All notices, account confirmations and reports from the Plan Agent to a participant will be addressed to the participant at his or her latest address of record with the Plan Agent. Therefore, participants must promptly notify the Plan Agent of any change of address. To be effective with respect to mailings of Dividend checks and account confirmations, address changes must be received by the Plan Agent or the Fund prior to the record date for that Dividend.

CERTIFICATES FOR SHARES

The Plan Agent will hold Shares purchased under the Plan in book entry form. Participants may obtain a certificate for all or some of the whole Shares held in their account by writing or telephoning the Fund’s Shareholder Services Department. Issuance of a certificate pursuant to such request in no way affects Dividend reinvestment (see “Reinvestment of Dividends” above).

Exhibit 2(E)

Shares of stock held in book entry form for a participant cannot be pledged or assigned. A participant who wishes to pledge or assign any such Shares must request that a certificate for such Shares be issued in the participant’s name.

PLAN OF DISTRIBUTION; EXPENSES

Subject to the availability of Shares registered for issuance under the Plan, there is no total maximum number of Shares that can be issued pursuant to the Plan.

From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from the discount from the market price of Shares acquired through the Plan. Such Shares may be resold in market transactions (including coverage of short positions) on any national securities exchange on which Shares of the Fund trade or in privately negotiated transactions. Such transactions could cause fluctuations in the trading volume and price of the Shares. The difference between the price such owners pay to the Fund for Shares acquired under the Plan, after deduction of the applicable discount from the market price, and the price at which such Shares are resold, may be deemed to constitute underwriting commissions received by such owners in connection with such transactions.

The Fund will pay the costs of administering the Plan. There will be no brokerage charges on purchases of Shares by the Plan Agent directly from the Fund in connection with the reinvestment of dividends. For shares purchased on the Open Market, participants will pay a pro rata portion of brokerage commissions for such purchase. Brokerage charges for purchasing Shares for individual accounts through the Plan may be expected, but are not guaranteed, to be less than the usual brokerage charge for such transactions, as the Plan Agent will usually be purchasing shares for all participants in blocks and prorating the lower commission thus attainable.

The Plan Agent may charge a participant for additional services not provided under the Plan or where specified charges are indicated. Brokers or nominees who participate on behalf of Beneficial Owners for whom they are holding shares may charge such Beneficial Owners fees in connection with such participation, for which neither the Plan Agent nor the Fund will be responsible.

CLOSING OF A PARTICIPANT’S ACCOUNT

When a shareholder wants to close his/her account, a stock certificate for full Shares in the account must be requested from the Fund. The shareholder can then deliver the certificate to their broker or dealer for sale on the Open Market. Fractional Shares will be held and aggregated with other fractional Shares being liquidated by the Plan Agent, as agent of the Plan and as Transfer Agent of the Fund, and paid by check when actually sold. Fractional Shares will be sold by the Plan Agent either on the Open Market or to the Plan for use in Dividend reinvestment transactions. The price for fractional Shares will be either the actual market price received, after deducting any commissions, for open market sales, or the average daily Market Price for the two Trading Days immediately preceding the relevant Investment Date for sales to the Plan. If the certificate for full

Exhibit 2(E)

Shares or sale proceeds for fractional Shares are to be sent to anyone other than the registered owner(s) at the address of record or broker/dealer of record, a signature guaranteed request will be required in order to process the request.

MISCELLANEOUS

Requesting Cash Dividends

Shareholders may request to receive their Dividends in cash at any time by giving the Plan Agent written notice or by contacting the Fund’s Shareholder Service Department at (800) 992-0180. Such request will be effective immediately if the Plan Agent receives notice at least three business days prior to the relative Dividend Record Date; otherwise such notice will be effective for the next Dividend Record Date and any subsequent Dividends.

Voting of Shares Held in the Plan

Whole and fractional shares held in an account may be voted in person or by the proxy sent to the participant.

Stock Dividend or Rights Offering

Any Dividends in Shares distributed by the Fund on Shares held in book entry will be added to the participant’s account.

In the event of a rights offering, the participant will receive rights based upon the total number of whole shares owned in book entry form and certificated shares outstanding in the participant’s name.

Limitation of Liability

Neither the Fund nor the Plan Agent (nor any of their respective agents, representatives, employees, officers, trustees, directors, or subcontractors) will be liable in administering the Plan for any act performed in good faith nor for any good faith omission to act, including, without limitation, any claim of liability arising with respect to the prices or times at which shares are purchased or sold for participants, or, with respect to fractional Shares any change in the market value of Shares, or from failure to terminate a participant’s account upon such a participant’s death. The foregoing does not represent a waiver of any rights a participant may have under applicable securities laws.

Change or Termination of the Plan

The Fund, in its sole discretion, may suspend, modify or terminate the Plan at any time in whole, in part, or in respect of participants in one or more jurisdictions. Notice of such suspension, modification or termination will be sent to all affected participants. No such event will affect any Shares then credited to a participant’s account. Upon any whole or partial

Exhibit 2(E)

termination of the Plan by the Fund, the participant may request a certificate for any amount of full Shares held in book entry form. Fractional Shares will be held and aggregated with other fractional Shares being liquidated by the Plan Agent, as agent of the Plan and as Transfer Agent of the Fund, and paid for by check when actually sold.

Termination of the Plan Agent

The Plan Agent may withdraw as Plan Agent to the Plan upon 90 days written notice to the Fund, in which case the Fund will select a replacement to serve as Plan Agent. The Fund may also terminate the Plan Agent upon 90 days written notice, and select a replacement to serve as Plan Agent.

Termination of Participation

If a participant owns fewer than ten whole Shares of the Fund, the participant’s participation in the Plan may be terminated. The Fund may also terminate any participant’s participation in the Plan for any reason after written notice mailed in advance to such participant at the address appearing on the Plan Agent’s records. Participants whose participation in the Plan has been terminated will receive a certificate for full Shares in their account. Fractional Shares will be held and aggregated with other fractional Shares being liquidated by the Plan Agent as agent of the Plan and as Transfer Agent of the Fund and paid for by check when actually sold.

Profits on Sales of Shares

There is no assurance that participants will be able to sell Shares purchased pursuant to the Plan at a profit.

Future Dividends

The payment of Dividends is dependent upon the generation of income by the Fund. There is no assurance that income will continue to be generated by the Fund in the future from which Dividends may be paid, and, therefore, there is no assurance that there will continue to be Dividends in the future to be reinvested pursuant to the Plan.